Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

Carrier Managed Services Master Agreement

Between

Cellco Partnership d/b/a Verizon Wireless

And

Commnet Wireless, LLC

May 10, 2023

Confidential

Exhibit 10.1

TABLE OF CONTENTS

1.PARTIES1

2.Scope1

3.TERM1

4.DEFINITIONS2

5SERVICES AND COMPLETION DATES7

6.PRICE AND BILLING10

7.TAXES10

8.RECORDS AND REPORTS11

9.EQUIPMENT AND BUILD OUT OF CELL SITES11

10. [RESERVED]14

11.UTILITY SERVICES/POWER14

12. MAINTENANCE SERVICES14

13.TRANSPORT SERVICES17

14.ROAMING SERVICES18

15.OPERATIONS REVIEW18

16. VENDOR MANAGEMENT TOOLS AND REPORTING.18

17.REPRESENTATIONS AND WARRANTIES18

18.LEGAL COMPLIANCE19

19.TERMINATION20

20.INTELLECTUAL PROPERTY INFRINGEMENT22

21.INDEMNIFICATION AND LIMITATION OF LIABILITY22

22.CONFIDENTIAL INFORMATION23

23.TRADEMARKS AND TRADE NAMES23

24.PUBLICITY AND DISCLOSURE23

25.COMPLIANCE WITH LAWS24

27.PLANT AND WORK RULES AND RIGHT OF ACCESS25

28.PERMITS26

29.INSURANCE26

30.RELATIONSHIP OF PARTIES27

31.NOTICES27

32.NONWAIVER30

33.SEVERABILITY28

Confidential

Exhibit 10.1

34.SECTION HEADINGS28

35.SURVIVAL OF OBLIGATIONS28

36.CHOICE OF LAW AND JURISDICTION28

37.ASSIGNMENT29

38.SUBCONTRACTING29

39.FOREIGN-BASED SERVICES30

40.DIVERSITY REQUIREMENTS30

41.BACKGROUND CHECKS31

42.VENDOR CODE OF CONDUCT31

43.PRIVACY AND DATA SECURITY31

44.DOCUMENT PRECEDENCE31

45.SPECIFIC PERFORMANCE32

46.ENTIRE AGREEMENT32

47.SIGNATURES33

EXHIBIT A PRICINGA - 1

EXHIBIT B BUILD OUT PLANB - 1

EXHIBIT b (1) BUILD OUT PLAN specificationsB (1) - 1

EXHIBIT b (2) LOCATION APPROVAL REQUIREMENTSb (2) - 1

EXHIBIT b (3) INTEGRATION readyb (3) - 1

EXHIBIT b (4) integration and activationb (4) - 1

EXHIBIT b (5) OPTIMIZATION ACTIVITIESb (5) - 1

EXHIBIT C NONDISCLOSUREc - 1

EXHIBIT d MAINTENANCE SERVICES d - 1

EXHIBIT d (1) CONSTRUCTIONAND MAINTENANCE REQUIREMENTSd (1) - 1

EXHIBIT e TICKETING SLASe - 1

EXHIBIT e (1) kpi baselinese (1) – 1

EXHIBIT f TRANSPORT SERVICES SPECIFICATIONSf - 1

EXHIBIT g service order formg - 1

EXHIBIT g (2) commercial service acceptanceg (2) - 1

addendum a equipment lease agreementaDDENDUM a -1

Confidential

MASTER AGREEMENT

1.PARTIES

This Carrier Managed Services Master Agreement (“Agreement") is made as of May 10, 2023 (the “Effective Date”) between Commnet Wireless, LLC, a Delaware limited liability company, with its principal place of business at 1562 Park Street, Castle Rock, CO 80109 (on behalf of itself and its Affiliates, “Vendor”), and Cellco Partnership d/b/a Verizon Wireless, a Delaware general partnership, having an office and principal place of business at One Verizon Way, Basking Ridge, NJ 07920 (on behalf of itself and its Affiliates, "Verizon").  Verizon and Vendor may be collectively referred to as the “Parties” and individually as a “Party.”

2.	SCOPE
2.1

Subject to the terms and conditions of this Agreement, Vendor shall (i) build, install, test and maintain a wireless communications network (the “Vendor Network”) to augment select roaming coverage and Roaming Services provided by Vendor to Verizon pursuant that certain Domestic GSM & LTE Roaming Agreement dated August 21, 2014, as amended, between the Parties (the “Roaming Agreement”), and (ii) provide to Verizon certain other services related thereto as described herein. The Vendor Network shall be comprised of a radio access network and mutually agreed radio access network equipment (collectively, the “Vendor RAN”) located at mutually agreed cell site locations, and using a transport network to interconnect the Vendor RAN exclusively to Verizon at mutually agreed termination points, as set forth in this Agreement and the Service Orders entered into between the Parties hereunder. In exchange for the provision of the Services as described herein, the Parties agree that Verizon will pay to Vendor the amounts set forth in Exhibit A attached hereto.

2.2

Concurrently herewith, the Parties or their Affiliates have entered into that certain Amendment #5 to the Roaming Agreement pursuant to which Vendor shall remain responsible for providing Roaming Services to the Cell Sites for the duration of the Build Out Plan in accordance with the terms set forth herein.

3.TERM

3.1	This Agreement shall commence on the Effective Date and shall remain in effect until the expiration or termination of the Service Commitment Period for each Cell Site (the “Term”).
3.2

The Service Commitment Period for each Cell Site shall initially be seven (7) years from the date of Commercial Service is launched at such Cell Site (the “Initial Service Commitment Period”). At the end of such Initial Service Commitment Period, the Services for such Cell Site shall automatically renew for up to two (2) additional three (3) year periods (each such period a “Renewal Service Commitment Period”) under the terms and conditions of this Agreement and in accordance with the applicable Service Order, unless Verizon provides no less than twelve (12) months’ notice prior to the end of the then-current Service Commitment Period. Pricing for each Renewal Service Commitment Period shall include only the Monthly Recurring Costs and not any Deployment Incentives.

#36646v4Page 1 of 39

MSA - Transport Template – 06/18/03

Verizon Confidential

Exhibit 10.1

4.DEFINITIONS

The terms defined in this Article 4 shall have the meanings set forth below whenever they appear in this Agreement or any Service Order:

5G shall mean any non-standalone system using 5G New Radio software based on standards set by the 3rd Generation Partnership Project (3GPP) technical specifications release 15 or higher and shall only include non-standalone data transmission utilizing a secondary gNodeB in conjunction with the LTE network configuration.

5G SA shall mean a stand-alone 5G New Radio system and Core Network based on standards set by the 3rd Generation Partnership Project (3GPP) technical specifications release 16 or higher utilizing a primary gNodeB and optionally in conjunction with one or more secondary gNodeBs.

Affiliate(s) shall mean any entity controlled by, controlling, or under common control with a Party.

Agreement shall have the meaning set forth in the preamble.

Applicable Site Requirements shall mean, with respect to any Cell Site, all laws and industry standards and requirements applicable to such Cell Site, including the Applicable Structural Standards, all applicable FCC and FAA rules, regulations and requirements, and all applicable building codes, zoning laws, environmental laws and IBC and TIA Standards, as such laws and standards may be updated or amended from time to time.

Applicable Structural Standards shall mean, with respect to any Cell Site, the standards set forth in the then-current ANSI TIA-222 version adopted by the jurisdiction in which such Cell Site is located, as such standards may be updated or amended from time to time or, if such standards are ever replaced by new standards that are generally recognized in the telecommunications industry and adopted in the applicable jurisdiction, such replacement or successor standards.

Authorized Users shall mean Verizon’s customers, individual end-users or messaging devices that are allowed access by Verizon to the Vendor Network via the Verizon Mobility Core, including, without limitation, Verizon’s retail, wholesale and roaming customers.

Bribery shall have the meaning set forth in Section 18.1.

Build Out shall have the meaning set forth in Section 9.3.

Build Out Operations Review shall have the meaning given in Section 15.1.

Build Out Plan shall mean Exhibits B, B (1), B (2), B (3), B (4) and B (5).

Build Out Specifications shall have the meaning set forth in Section 9.3.

Cell Site(s) shall mean any site as listed in Exhibit B as modified by any Service Order submitted pursuant to this Agreement.

Change Order shall mean any Change Order Request that is authorized and approved in a Change Order signed writing by both Parties and which shall be attached to the Service Order that it modifies.

Exhibit 10.1

Change Order Request shall mean any written request by either Party to make any change to the Services, Build Out Plan, Completion Dates, Build Out Specifications, Cell Site list or other terms and conditions of a Service Order.

Change Order Response shall have the meaning set forth in Section 5.4.

Claims shall have the meaning set forth in Section 21.1.

CMS Services shall mean the services described herein, including, without limitation, the Maintenance Services, as set forth in the Build Out Plan.

Commercial Service shall mean, with respect to any Cell Site included in the Build Out Plan, completion of the construction of, installation of equipment on, call testing and deployment of such Cell Site so that such Cell Site is operational and capable of providing LTE, LTE VoLTE, which is upgradable to NR and VoNR service to Verizon’s Authorized Users on a commercial basis in compliance with the terms of this Agreement.

Completion Date shall mean the date that the Build Out with respect to any Cell Site is completed and ready for testing for Location Approval.

Confidential Information shall have the meaning set forth in Exhibit C.

Critical Service Outage shall mean (A) a sustained loss of Commercial Service in excess of [***] on all frequency bands of (1) one or more sectors of a Cell Site or the [*** frequency band on (1) one or more sectors of a Cell Site as identified by an out-of-service alarm, including, but not limited to outages caused by transport, power, infrastructure or equipment malfunction, degradation or failure or (B) a sustained degradation of Commercial Service measured as[ ***], including, but not limited to outages caused by transport, power, infrastructure or equipment malfunction, degradation or failure or C) failure to meet transport KPI Baselines.

Delayed Party shall have the meaning set forth in Section 26.

Demarcation Point shall mean the interface between Vendor and the Verizon Mobility Core for transport originating from each Cell Site as specified in the Build Out Plan.  For the avoidance of doubt, Vendor will provide the network terminating equipment at the Verizon Mobility Core in accordance with the specifications set forth in Exhibit F, but Verizon will be responsible for and will bear the cost of any separate circuits and connectivity at each MSC.

Deployment Incentives shall have the meaning set forth in Exhibit A.

Deployment Services shall have the meaning set forth in Section 9.4.

Diverse Vendor shall have the meaning set forth in Section 40.

Exhibit 10.1

Effective Date shall mean the date as first set forth in the preamble above.

Excusable Delay shall have the meaning set forth in Section 26.

FAA shall mean the United States Federal Aviation Administration or any successor federal governmental authority performing a similar function.

FCC shall mean the United States Federal Communications Commission or any successor governmental authority performing a similar function.

Force Majeure shall have the meaning set forth in Section 26.

Hub Sites means those Cell Sites having [***] or more Cell Sites aggregated to the same location or as identified as Hub Sites in the Build Out Plan.

IBC and TIA Standards shall mean such industry standards set forth in the International Building Code (IBC) developed by the International Code Council and such industry standards developed by the Telecommunications Industry Association (TIA) that are germane to the construction, ownership and maintenance of Cell Sites or any successor industry standards recognized in the telecommunications industry as performing a similar function.

Indemnified Parties shall have the meaning set forth in Section 21.1.

Indemnifying Party shall have the meaning set forth in Section 21.1.

Industry Standard shall mean a standard (i) actually used or adopted by a substantial number of companies comparable in size, stature, and function to Verizon; (2) prescribed for use by an applicable nationally recognized standards body; or (3) assessed by a significant number of recognized experts in the field as acceptable and reasonable, except where a recent disclosure/public finding uncovers a significant flaw/vulnerability in such standard.

Initial Service Commitment Period shall have the meaning set forth in Section 3.2.

Integration Ready shall have the meaning set forth in Exhibit B (3).

IP Claim shall have the meaning set forth in Section 20.1.

KPI Baseline shall mean select baseline KPIs established and updated in accordance with Exhibit E.

KPI shall mean key performance indicator.

Lease Agreement shall have the meaning set forth in Exhibit B (1).

Legal Compliance shall have the meaning set forth in Section 18.1.

Location Approval shall mean, with respect to any Cell Site to be constructed pursuant to this Agreement, approval of such Cell Site by Verizon following completion of the Build Out Specifications and Location Approval Requirements.

Exhibit 10.1

Location Approval Requirements shall have the meaning set forth in Section 5.5.

LTE shall mean Long Term Evolution, providing IP wireless connectivity using Evolved Universal Terrestrial Radio Access Network (E-UTRAN), as defined in 3GPP technical specifications 36.300 and 23.401, as such specifications may be updated or amended from time to time.

Maintenance Operations Review shall have the meaning given in Section 15.2.

Maintenance Services shall mean the services to be provided hereunder and described in Section 12.

Monthly Recurring Costs or MRCs shall have the meaning set forth in Exhibit A.

MSC means a mobile switching center.

Non-Service Affecting Defect means any defect, issue, error, problem, or failure at any Cell Site(s) that does not disrupt or degrade the Commercial Service at such Cell Site(s).

NR shall mean new radio access technology developed by 3GPP for the 5th generation mobile network, which is designed to support diverse services with different data traffic profiles (e.g., high throughput, low latency and massive connections) and models (e.g., IP data traffic, non-IP data traffic, short data bursts and high throughput data transmissions) as further described in 3GPP TS 38.300.

Permits shall have the meaning set forth in Section 28.

Planned Service Outage means any Service Outage caused by scheduled maintenance or planned enhancements or upgrades to the Vendor Network.

Project Management shall mean Vendor’s organization, planning, scheduling, directing, controlling, monitoring and evaluating of activities to ensure that the stated objectives of the Build Out Plan are accomplished.

Project Manager shall have the meaning set forth in Section 16.2.

Renewal Service Commitment Period shall have the meaning set forth in Section 3.2.

Resolve, Resolved, Resolution and correlative capitalized terms shall mean, with respect to any particular Ticket, that (a) Vendor has completed the required repair or corrected the issue, error, problem, or failure that prompted the Ticket, and (b) such Ticket is placed into “resolved” status by Vendor.

Roaming Agreement shall have the meaning set forth in Section 2.1.

Roaming Services shall mean wireless voice, data, and messaging services, including VoLTE.

Exhibit 10.1

Security Incident shall have the meaning set forth in Section 43.1.

Service Affecting Defect means any defect, issue, error, problem, or failure at any Cell Site(s) that disrupts or degrades the Commercial Service at such Cell Site(s).

Service Commitment Period shall mean the Initial Service Commitment Period and any Renewal Service Commitment Period, as set forth in the Build Out Plan and as may be updated in a Service Order.

Service Order shall mean any Service Order with respect to a Cell Site in the form attached as Exhibit G, as may be modified by any attached Change Order with respect to such Cell Site.

Service Outage shall mean (A) a sustained loss of Commercial Service on [***] on (1) one or more sectors of a Cell Site, as identified by an out-of-service alarm, including, but not limited to outages caused by transport, power, infrastructure or equipment malfunction, degradation  or failure, or (B) a sustained degradation of Commercial Service measured as [***], including, but not limited to Service Outages caused by transport, power, infrastructure or equipment malfunction, degradation or failure or (C) external or internal interference.

Services shall mean the Deployment Services and the CMS Services as further described herein.

Structural Modifications shall mean all necessary modifications, alterations, replacements, or additions to any tower structure are required for such tower to achieve compliance with the Applicable Structural Standards.

Support Hours means 24 hours a day, seven days a week.

Term shall have the meaning set forth in Section 3.1.

Ticket and correlative capitalized terms shall have the meaning set forth in Section 12.3.

Ticketing SLAs shall have the meaning set forth in Section 12.3.

Vendor shall have the meaning set forth in the preamble.

Vendor Network shall mean the totality of all infrastructure and technology to be used for the creation of the wireless communications network to be constructed by Vendor pursuant to the Build Out Plan, including all of the Cell Sites set forth in the Build Out Plan.

Vendor Provided Equipment shall mean the Vendor RAN as well as all required facilities and connections required for utilities and transport, generators, shelters or outdoor cabinets, antennas, cabling, and all other equipment needed to provide the Services.

Vendor RAN shall have the meaning set forth in Section 2.1.

Exhibit 10.1

Vendor Staff shall mean the employees, contract employees, and temporary staff of Vendor and any authorized subcontractors with access to Confidential Information or performing under this Agreement.

Verizon shall have the meaning set forth in the preamble.

Verizon Mobility Core shall mean the switching facilities and all other necessary equipment and services to switch traffic for each Cell Site.

Verizon Spectrum shall mean the spectrum leased or licensed by Verizon, including but not limited to [***], in the geographic area containing the Cell Sites.

Verizon Systems shall mean the applications, computing assets, systems, databases, and devices owned or operated by or operated for Verizon, including, without limitation, those applications, assets, systems, databases, and devices located at the Cell Sites.

VoLTE shall mean Voice over LTE, as defined by GSMA PRD IR.92, but does not include VoIP applications allowing voice calls over IP-based networks.

VoNR shall mean the capability in 5G mobile networks that facilitates voice calls.

5SERVICES AND COMPLETION DATES

5.1

Vendor shall provide to Verizon the Services at each of the Cell Sites and Verizon shall purchase the Services pursuant to the terms and conditions set forth in this Agreement. If Vendor notifies Verizon that additional sites are available after the execution of this Agreement, Verizon may elect to purchase the Services at such additional sites by submitting a new Service Order for such sites, but shall be under no commitment to do so, provided any new Service Order for such additional sites shall be governed by the terms of this Agreement.

5.2

The Parties agree that one or more of Vendor’s Affiliates may provide the Services, and that with respect to the applicable Cell Sites, Verizon shall be entitled to enforce all the rights and remedies as set forth in this Agreement with respect to such Affiliate.

5.3	The Parties agree that the Completion Date shall be subject to any Excusable Delay or Force Majeure.
5.4

Following the Effective Date, Verizon or Vendor may request any changes or additional requests to the Services as outlined in the Build Out Plan in writing pursuant to a Change Order Request, including relocating an approved location to an alternative location. Following receipt of the Change Order Request, the non-requesting Party shall review and respond within [***] calendar days with such additional terms, pricing, and specifications as they may require in connection with such changes or additional requests (the “Change Order Response”). Following receipt of the Change Order Response, the original requesting Party shall review and respond within [***] calendar days with its acceptance or rejection of the changes proposed in the Change Order Response. If either Party requests a change that reduces the level of Services and a corresponding reduction in the applicable Monthly Recurring Costs, the non-requesting Party shall use commercially reasonable efforts to review and respond to such Change Order Request. For the avoidance of doubt, (i) Verizon shall not be obligated to accept a lower level of Services than included in the Build Out Plan, and

Exhibit 10.1

(ii) any request by Verizon to reduce transport capacity at a particular Cell Site shall not be deemed commercially unreasonable [***].Prior to the effectiveness of any changes or requests in a Change Order Request, the Parties shall mutually agree upon such additional terms and pricing, if any, and include such terms in the final Change Order.

5.5

The Build Out Plan shall include the list of Cell Sites, applicable Monthly Recurring Cost for each Cell Site based on the Verizon Spectrum bands utilized, transport capacity, and projected Completion Date for each Cell Site. Verizon shall have the right, in its sole discretion, to (i) modify the specifications provided by Verizon as set forth in Exhibit B or (ii) remove up to [***]Cell Sites for any or no reason, and (ii) remove any Cell Site if Verizon deems it unlikely that Vendor will meet the KPIs in Exhibit E (1) after review with Vendor, within [***]days of the Effective Date or to the extent Vendor has not placed any orders for equipment for such Cell Site. [***]days after the Effective Date, Exhibit B shall be deemed final and all Service Orders placed by Vendor shall include the specifications as listed on such final Exhibit B.  Vendor shall complete the Build Out in strict conformance with the Build Out Specifications.

(i)

Approximately sixty (60) days prior to the date Vendor expects any Cell Site(s) to be ready for Location Approval, Vendor or its Affiliate shall provide to Verizon a Service Order for the applicable Cell Site(s) and include the specifications for such Cell Site as set forth in Exhibit B and any updates to the projected Completion Date.

(ii)	Verizon shall provide Vendor with the configuration files for the applicable Cell Site(s) from Verizon and Vendor shall complete the Build Out Specifications.
(iii)

Vendor shall perform or cause to be performed all Cell Site testing as set forth in Exhibit B (2) to ensure that the Services perform in accordance with the Build Out Specifications. Following completion of testing, Vendor shall notify Verizon that it has met the Completion Date for such Cell Site(s) and the Location Approval requirements set forth in Exhibit B (2) (“Location Approval Requirements”). If testing indicates that any of the Cell Sites do not conform to the Build Out Specifications or Location Approval Requirements, then Vendor shall notify Verizon, in writing (which may be done by email), of such nonconformance promptly following Vendor’s knowledge of such non-conformance. Verizon will advise Vendor whether Vendor should submit the non-conforming Cell Site for approval notwithstanding such issues. Vendor and Verizon shall continue to provide their mutual cooperation until Vendor has cured all nonconformance to the Build Out Specifications and Location Approval Requirements with respect to the Cell Site thereafter.

(iv)

Following the submission of the Location Approval Requirements, Verizon shall notify Vendor within [***] business days whether Verizon accepts or rejects the applicable Cell Site(s), together with a detailed written explanation of any issues with the documentation provided, or the Location Approval Requirements will be deemed accepted.  If Verizon rejects the applicable Cell Site Location Approval Requirements, Vendor shall use commercially reasonable efforts to

Exhibit 10.1

cure such claims, undertake additional testing and resubmit the Location Approval Requirements.

(v)	Following completion of the Location Approval Requirements, Verizon shall complete the integration and optimization activities set forth in Exhibits B (3), (4) and (5).
(vi)

Following completion of the integration and optimization activities, Verizon shall submit a Commercial Service Approval Form to Vendor at cmsv@commnetbroadband.com, substantially in form set forth in Exhibit G (2). Commercial Service Approval shall occur upon the earlier of Vendor’s subsequent receipt of a Commercial Service Approval Form approving the applicable Cell Site(s)  or as otherwise set forth in this Section 5.  If Verizon fails to submit the Commercial Service Approval Form rejecting the applicable Cell Site(s) to Vendor within [***], together with such written explanation and test results, Commercial Service Approval shall be deemed to have occurred. For the avoidance of doubt, launch of Commercial Service at a Cell Site shall also result in Commercial Service Approval from Verizon.

5.6	The following remedies shall apply in the event Vendor fails to meet a Completion Date:
(i)

In the event that Services at a Cell Site are not available for Verizon’s approval testing within thirty (30) days after the Completion Date specified in the Service Order, Verizon and Vendor shall meet in good faith to determine the cause of such delay and agree upon a new Completion Date, provided such new Completion Date must be within [***]days of the original Completion Date. In the event that the Services at a Cell Site are not available on the new agreed upon Completion Date, Verizon may, in its sole discretion, elect to either (a) receive a credit equal to the Monthly Recurring Cost for such Cell Site for each month beyond the agreed upon new Completion Date that the Cell Site is not ready for approval testing; or (b) terminate the Services for such Cell Site without financial liability.

(ii)

To the extent a delay or failure of Vendor to meet the Completion Date specified in the Service Order was caused by a Force Majeure or an Excusable Delay, the Completion Date will be extended by a day for each day such condition continues, up to an aggregate of [***]days for all Force Majeure and Excusable Delay extensions for such Cell Site, after which Verizon may terminate in accordance with Section 19.

(iii)	To the extent Roaming Services are impacted, Vendor shall maintain GSM/UMTS/LTE Roaming Service to the affected Cell Site upon request by Verizon.
(iv)

In the event that the Service is ready for acceptance prior to the Completion Date specified in the Service Order, Verizon may elect to accept such Service but shall not be required to accept the Service in advance of the Completion Date.

Exhibit 10.1

(v)	Verizon shall not be obligated to accept any Cell Site that is not completed prior to the date that is [***] from the Effective Date.
5.7

All notices given by Vendor pursuant to this Section 5 shall be delivered (i) in accordance with Section 31, (ii) by electronic transmission to [***], and (iii) by electronic transmission to the Verizon project management team for the relevant submarket for the applicable Cell Site(s) as identified on Exhibit B.

6	PRICE AND BILLING
6.1

Following the launch of Commercial Service at a Cell Site, Verizon shall begin accruing charges for the Services in the amounts set forth on the applicable Service Order and in accordance with Exhibit A beginning on the first of the month following the first full month of Commercial Service at such Cell Site. All payments by Verizon shall be made in the United States (meaning one of the fifty states or the District of Columbia) in United States dollars.  Other than as set forth in Section 7.1 herein, Vendor shall be liable for any third-party costs incurred in connection with the provision of Services by Vendor to Verizon, including, without limitation, any costs from the Navajo Nation or any other tribal government.

6.2

Vendor shall invoice Verizon no later than [***]calendar days after the calendar month closes  for the Monthly Recurring Costs each month by way of electronic bill media in a mutually agreed upon format consistent with then-current industry standards. The invoices shall be itemized with details as to all charges, including taxes which are permitted to be billed to Verizon under Section 7, and each charge, or portion of a charge, that is subject to a different transaction tax treatment than any other charge, or portion of a charge, shall be separately stated in such itemization, so that any billed taxes shall be determined only with respect to the taxable charges or portions of each charge.  Vendor shall include on each monthly invoice all charges payable to Vendor and to each Affiliate, if applicable, provided Verizon shall remit the entire amount payable to Vendor and shall not be required to remit payment directly to any of Vendor’s Affiliates.  Payment of all amounts shall be made within [***]days from the date of receipt of each invoice and shall be sent to the address specified on the invoice.

7.TAXES

7.1

Subject to Section 7.2, if Vendor is required by law to collect any federal, state or local sales, excise, or other similar tax or other government fees for the Services provided by Vendor to Verizon under this Agreement, then (i) Vendor shall bill such tax or fee to Verizon in the manner and for the amount required by law, which shall be determined with respect to taxable charges, or portions of charges, for Services as described in Section 6.2, (ii) Verizon shall pay such billed amount of tax or fee to Vendor, and (iii) Vendor shall remit such billed amount of tax or fee to the appropriate governmental authorities as required by law.  Except as provided in this Section 7.1, Vendor shall bear the costs of all taxes, governmental fees, import and export duties, and governmental charges of whatever nature with respect to the Services, with respect to the Cell Sites (including all ad valorem taxes), and with respect to its sale of the Services to Verizon pursuant to this Agreement.

7.2

Vendor shall not bill to or otherwise attempt to collect from Verizon any tax or governmental fee with respect to which Verizon has provided Vendor with an exemption certificate, direct pay number, or other reasonable basis for relieving Vendor of its responsibility to collect such tax or fee from Verizon.

Exhibit 10.1

7.3

Vendor and Verizon will each cooperate, to the extent reasonably requested by the other Party, in connection with determining the taxability of any Service provided hereunder, in connection with any refund claims for taxes and fees and in connection with any audit, litigation or other proceeding with respect to taxes or fees.  If Verizon disputes the billing of any tax or fee by Vendor, and the applicable governmental authority requires that any protest or refund claim be sought by Vendor, Vendor shall seek the refund and remit to Verizon the amount of the refund actually obtained, together with interest, if any, actually received, promptly upon receiving such refund and interest, if any, from the governmental authority.  In the event Vendor fails to bill Verizon on a timely basis and penalties and/or interest is incurred due to the delayed invoicing, Vendor shall be liable for those penalties and/or interest charges assessed, if any.

8.RECORDS AND REPORTS

8.1

Vendor shall maintain, in accordance with U.S. generally accepted accounting practices, accurate and complete records that enable Vendor to demonstrate full compliance with this Agreement and which support any invoice Vendor provides to Verizon.  Vendor shall maintain these records for the later of three (3) years after the termination of the Agreement.  Verizon shall have the right, through its authorized representatives, to examine such records at all reasonable times and to audit such records upon prior written notice to Vendor.

9.EQUIPMENT AND BUILD OUT OF CELL SITES

9.1

Vendor shall, at its sole expense, source and purchase the Vendor RAN, as well as all required facilities and connections required for utilities and transport, generators, shelters or outdoor cabinets, antennas, cabling and all other equipment and software and feature licenses contemplated in the Build Out Plan or otherwise required for Vendor to provide the Services (collectively, the “Vendor Provided Equipment”).  In the event that either Party requests that any Vendor Provided Equipment be substituted or upgraded with other equipment, the requesting Party shall submit a Change Order Request to the other Party. For the avoidance of doubt, Vendor, at its sole expense, shall maintain all software licenses required for software/feature parity to the Verizon LTE features and LTE licenses in place as of the Effective Date, unless otherwise specified by Verizon. [***]For the avoidance of doubt, Vendor shall be responsible for procuring any necessary equipment and equipment maintenance and support agreements relating to such software licenses. In the event that an agreement between Verizon and Vendor is required for Verizon to provide Software Maintenance, the Parties agree to negotiate such agreement in good faith.

9.2

At any time following the Effective Date, (i) Verizon may elect to install additional software at the Cell Sites at Verizon’s sole cost and expense, and Vendor shall use commercially reasonable efforts to support such installation, and (ii) Verizon may request that additional equipment be deployed at the Cell Sites at Verizon’s sole cost and expense through a Change Order Request, and Vendor shall use commercially reasonable efforts to accommodate such requests.

9.3	Vendor shall, at its sole cost and expense, build out, construct, install, test and make ready for Verizon to launch into Commercial Service the Cell Sites specified in the

Exhibit 10.1

Build Out Plan with LTE and VoLTE.  Such build out of the Cell Sites (the “Build Out”) shall be completed in accordance with the specifications and other requirements set forth herein and the schedules hereto, including the build out specifications attached hereto as Exhibit B (1) (collectively, the “Build Out Specifications”), subject to any Force Majeure or Excusable Delay.   Any additional Cell Sites or equipment not set out in the Build Out Plan, including but not limited to, the addition of any [***] equipment that may require structural analysis or modifications required for the additional equipment on the Cell Sites, shall be set forth in a Change Order Request, with the additional non-recurring charges and monthly recurring costs to be agreed to by the Parties.

9.4

Vendor shall provide the following Services for the Build Out and Vendor will expend all capital relating thereto: site acquisition, network design, permitting, zoning, construction (including, satisfying all requirements under the National Environmental Policy Act, State Historic Preservation Acts and similar laws and compliance requirements and certifications), necessary Structural Modifications at the time of installation of the Vendor Provided Equipment set forth herein, development of power systems and any systems needed for backhaul transport (including microwave systems), installation of the Vendor Provided Equipment, compliance with all Applicable Site Requirements, environmental matters and engineering matters, transportation expenses, integration, testing, optimization and any and all other Services required to enable Vendor to launch the Vendor Network into Commercial Service (collectively, the “Deployment Services”).

9.5

Beginning on the Effective Date and ending on the date Commercial Service begins at the last Cell Site, the Parties shall meet by telephone or in person at least once per week and more frequently as needed or requested by Verizon to discuss all Build Out activities, including improvements to any of the processes set forth in Exhibit B. Vendor will provide weekly progress reports relative to the timeline set forth in the Build Out Plan, including, without limitation, updates on when Cell Sites will be ready for Location Approval and Integration Ready, and any remediation plan for immediate correction if there is a risk that a Completion Date will not be met.  Such remediation plan must be agreed to by the Parties.  If there is risk that Vendor will not be able to complete at least [***]of the required Cell Sites by the applicable Completion Date, the Parties shall meet more frequently, if requested by either Party, to discuss the status of the Build Out.

9.6

Following Location Approval of a Cell Site, Vendor and Verizon shall coordinate to complete the activities set forth in Exhibit B (3) and make the Cell Site Integration Ready.  Vendor shall notify Verizon that a Cell Site is Integration Ready and Verizon shall use commercially reasonable efforts to work with Vendor or Vendor’s subcontractors to start provisioning such Cell Site to the Verizon Mobility Core and completing the activities set forth in Exhibit B (4) and Exhibit B (5) within [***]days’ following Verizon’s receipt of such notice. Vendor shall use commercially reasonable efforts, including by coordinating with Verizon, to minimize any Service Outage during the migration of a specific Cell Site. Verizon shall coordinate with Vendor and use commercially reasonable efforts to reduce site visits by Vendor following optimization.

Exhibit 10.1

9.7	[***]

9.8	With respect to all Vendor Provided Equipment and other material provided by Vendor hereunder, all material must meet the Build Out Specifications.

9.9

Neither Party will adjust, remove, relocate, align, or attempt to repair the other Party’s equipment except as otherwise provided in this Agreement or expressly authorized in advance in writing by that Party.  Each Party will be liable for any loss or damage to the other Party’s equipment arising from that Party’s negligence, intentional act, or unauthorized maintenance.

9.10

In the event Vendor Provided Equipment is installed at any Verizon location pursuant to this Agreement, such equipment will be used exclusively for the purpose of providing Service to Verizon pursuant to this Agreement. If such equipment is at a Verizon location, access will be provided per Section 27.

9.11

Upon termination or expiration of this Agreement or any Services in accordance with the terms of this Agreement, Vendor will, at Vendor’s sole cost, promptly remove all Vendor Provided Equipment from, and return to its original condition, Verizon property and the property of any Verizon customer, where applicable, reasonable wear and tear excepted.  If Vendor has not removed the Vendor Provided Equipment within thirty (30) days of the date of termination or expiration of this Agreement or Services, Verizon may, at its sole option, (i) disconnect such Vendor Provided Equipment, return it to Vendor, and invoice Vendor for all costs associated with such removal; and/or (ii) disconnect such Vendor Provided Equipment and charge Vendor rental for the use of space which Vendor Provided Equipment is occupying following any termination date.

9.12

Verizon shall have the right to take all actions it deems necessary to ensure that Vendor’s operation of the Vendor Provided Equipment complies with the Communications Act of 1934, as amended, and the rules, regulations, and policies of the Federal Communications Commission, including, without limitation, the right of Verizon to (i) disconnect Vendor Provided Equipment, return it to Vendor, and invoice Vendor for all costs associated with such removal, (ii) disconnect Vendor Provided Equipment that is located within Verizon owned facilities and charge Vendor rental for the use of space which Vendor Provided Equipment is occupying, (iii) disconnect and remove Verizon owned equipment from the Vendor Cell Sites, and/or (iv) require that Vendor enter into a spectrum leasing arrangement with Verizon for the Verizon Spectrum used at the Cell Sites on mutually agreed terms. Vendor agrees to negotiate in good faith the terms of any such spectrum leasing arrangement and to execute such lease without any unreasonable delay.

9.13	The Vendor Network shall be owned and operated by Vendor for [***] Authorized Users.
9.14

In the event that Vendor proposes to sell any portion of the Vendor Network to a third party (whether alone or as part of a transaction involving additional assets), it shall obtain a separate bona fide written offer to purchase such portion of the Vendor Network, specifying the separate purchase price for such portion of the Vendor

Exhibit 10.1

Network, and shall notify Verizon of the price and terms specified in such offer along with the price and terms specified in the overall offer, which notification shall constitute an offer to sell such portion of the Vendor Network and additional assets to Verizon at such price and upon such terms. Vendor shall also provide full disclosure to Verizon of the method used for arriving at the price for such portion of the Vendor Network in such offer and, if the transaction in which Vendor is engaging also involves additional assets, shall disclose how the purchase price was allocated to the Vendor Network component so as to reflect the fair market value of such portion of the Vendor Network.  Verizon shall have thirty (30) days to notify Vendor whether it wishes to purchase such portion of the Vendor Network and any of the additional assets upon such offered price and terms.  If Verizon does not give such notification within such time, Vendor shall be free to sell such portion of the Vendor Network and additional assets pursuant to the terms of the bona fide offer, provided that if such sale is not consummated within ninety (90) days after the lapse of such 30-day period, any sale of such portion of the Vendor Network and additional assets shall again be subject to the right of first refusal provided hereby. If Verizon exercises its right to purchase, then Vendor shall also take the actions specified in the second sentence of Section 19.7 to accommodate the continued operation of the purchased assets. Notwithstanding the foregoing, in no event shall Vendor be permitted to assign its rights to utilize Verizon Spectrum as set forth herein.

10.  [RESERVED]

11.UTILITY SERVICES/POWER

Vendor shall design and construct each Cell Site to provide utility services, which will include, without limitation, power provided by Vendor’s power plant and, if commercially and physically feasible, supported by the Vendor and/or tower owner’s emergency backup generators for such power plant.  Backup power shall be provided for up to [***], either through the generators or power plant, provided however that backup power shall be provided for up to [***] at Cell Sites identified as Hub Sites, provided further that if any Cell Site(s) have multiple power outages or any Hub Site has another Hub Site aggregated to its location, then Vendor shall use commercially reasonable efforts to install generators to provide backup power at such Sites.  Vendor shall refuel generators and deploy portable generators where possible to mitigate extended power outages.  The Vendor Provided Equipment set forth herein shall be housed in a dedicated enclosure located at each Cell Site.

12.  MAINTENANCE SERVICES

12.1

Following Location Approval of a Cell Site and until the termination of the Service Commitment Period for such Cell Site, Vendor shall provide ongoing routine maintenance to such Cell Site, which shall include, but not be limited to, the Maintenance Services set forth in Exhibit D.

12.2	Vendor shall perform all Maintenance Services required pursuant to this Agreement throughout the Service Commitment Period in accordance with the terms and

Exhibit 10.1

conditions of this Agreement. Vendor shall make available during all Support Hours adequate personnel and resources to provide the Maintenance Services and respond to Tickets.  In performing the Maintenance Services hereunder, Vendor shall comply with all specifications and work requirements set forth on Exhibit D (1).

12.3

Verizon may request specific Maintenance Services within the scope set forth in Exhibit D by submitting a Ticket to Vendor that sets forth the repair that needs to be made or the issue, error, problem or failure that requires correction and the applicable designation of severity (each, a “Ticket”).  Vendor shall (i) respond to all Tickets in accordance with the requirements set forth in Exhibit E and (ii) Resolve all Tickets in accordance with the requirements set forth in Exhibit E and with the Ticketing service levels and response requirements set forth on Exhibit E (the “Ticketing SLAs”).  Verizon shall develop a process to notify Vendor of each Ticket and notify Vendor of Tickets on a regular basis, provided the initial process of notification shall be via email. For urgent issues, Verizon may notify Vendor via email, telephone or such other means as the Parties may agree to in writing. The Parties shall also meet regularly and work in good faith to continue to develop a process for the ticketing systems.

12.4	With respect to any Service Affecting Defects, Vendor shall respond and begin making commercially reasonable efforts to effect required corrections or replacement within [***] of:

(i)	Verizon’s notification by submission of a Ticket to Vendor of any Service Affecting Defect; or

(ii)	the date and time that Vendor becomes aware of a Service Affecting Defect if not notified by Verizon.

With respect to any Non-Service Affecting Defects, Vendor shall respond and begin making commercially reasonable efforts to effect required corrections or replacement within [***] of:

(i)	Verizon’s notification by submission of a Ticket to Vendor of any Non-Service Affecting Defect; or

(ii)	the date and time that Vendor becomes aware of a Non-Service Affecting Defect if not notified by Verizon.

In the event that Vendor becomes aware of any Service Affecting Defect or Non-Service Affecting Defect, Vendor shall immediately notify Verizon of such defect (which may be done by Vendor opening a Ticket) so that Verizon can issue a Ticket to Vendor with respect thereto.

With respect to all other Tickets, Vendor shall respond as soon as reasonably practicable.

Exhibit 10.1

Vendor shall diligently pursue the corrections required pursuant to the Tickets issued in accordance with this Section 12.4 until Resolution of the defect, issue, error, problem or failure, the timing of which is subject to the requirements set forth in Exhibit E.

12.5

Vendor shall monitor the status of cycle times (from the time of the submission to the time of Resolution) of Tickets directed to Vendor by Verizon and shall maintain detailed monthly reports specifying such performance against the requirement set forth in Exhibit E, including the Ticketing SLAs.  The Ticketing SLAs shall be measured in accordance with Exhibit E on a monthly basis and a detailed written report specifying such performance shall be delivered to Verizon within [***]days of written request to Vendor by Verizon.

12.6

If Vendor fails to meet the requirements set forth in Exhibit E, as measured in accordance with Exhibit E, Vendor shall cure such breach as soon as reasonably possible.  Vendor shall provide Verizon with a plan for improving Vendor’s performance to ensure that Vendor meets Ticketing SLAs in the future, which plan shall be reviewed and approved by Verizon. In the event that any failure to meet a Ticketing SLA is caused by any Force Majeure Event, it shall not be considered to be a breach of Agreement or eligible for any service credits pursuant to this Agreement.

12.7

Verizon may provide Vendor with Verizon-generated reports for the purpose of identifying any network performance issues that Vendor is required to address under the terms of this Agreement.  Vendor will implement any reasonable confidentiality and security measures, as defined in the Agreement, regarding such access to Verizon information. Without limiting the foregoing, Verizon will provide Vendor with:

(a)	[***]; and

(b)	[***].

12.8

In addition to the foregoing, in the event of a Service Outage at a Cell Site or in the event that Vendor is unable to restore a portion of the Services at a Cell Site as required hereunder, Vendor will issue credit to Verizon as set forth in Exhibit E. Any credit(s) shall appear on the next monthly invoice or as otherwise agreed to by the Parties.  If a Service Outage occurs after the fifteenth (15th) of the month, the credit may appear on the second month’s invoice after the Service Outage.  Credits for Service Outages occurring in the last month of any Service are payable to Verizon within thirty (30) days after termination of such Service.  Credit documentation in the monthly invoice shall include the date of Service Outage and the number of hours and/or minutes of the Service Outage. No credit shall apply to the extent such Service Outage was the result of either a Force Majeure, as set forth in Section 26, or was solely caused by the acts or omissions of Verizon.

12.9

Vendor will use reasonable commercial efforts to notify Verizon no less than [***] prior to any Planned Service Outage. Failure to provide written notice of the rejection of the Planned Service Outage within [***] of receipt, shall be deemed approved by Verizon. The Planned Service Outage will have a specified beginning and an anticipated ending

Exhibit 10.1

time and will describe the scope of impacted Services to occur during the Planned Service Outage period. To the extent the Planned Service Outage will have a material impact on Verizon the Parties will mutually agree on a timetable for the Planned Service Outage. When performing activities at a Verizon location, Vendor shall provide a documented method of procedure that shall include detailed job description, detailed back out procedure, detailed testing procedures, and any alarm testing required.

12.10	Vendor will use commercially reasonable efforts to promptly notify Verizon of any emergency Service Outage within [***] hours after such emergency Service Outage.

12.11	[***]

12.12

Notwithstanding the foregoing, Verizon shall not be required to broadcast or transmit on the Verizon Spectrum at any Cell Site(s) and may, at any time and in its sole discretion, suspend any broadcasting or transmission for such duration as determined by Verizon  [***].

13.TRANSPORT SERVICES

13.1

Vendor shall provide backhaul transport services to the Demarcation Points provided in the Build Out Plan. Vendor will bear all costs associated with the provision of transport facilities to the Cell Sites for either microwave systems or fiber systems.  Vendor is responsible for the costs of Vendor owned network terminating equipment at the Demarcation Points identified in the Build Out Plan.  To the extent that Vendor subcontracts any portion of the backhaul transport services to a third party, Vendor will bear all financial and operational responsibility and all legal obligations pursuant to such subcontracts.

14.	ROAMING SERVICES.
14.1

Vendor shall continue providing Roaming Services to each of the Cell Sites pursuant to the Roaming Agreement unless and until Commercial Service is launched at a Cell Site, at which time Services at such Cell Site shall be provided by the Vendor Network in accordance with the terms of this Agreement and such Cell Site shall no longer be covered by the Roaming Agreement.

15.  OPERATIONS REVIEW

15.1

At least every [***] prior to Location Approval of all Cell Sites contemplated in the Build Out Plan, or upon reasonable request of either Party, the Parties will meet in person or by teleconference to conduct a business review of the matters subject to the Agreement and this Build Out Plan (the “Build Out Operations Review”).  Topics in such Build Out Operations Review may include but are not limited to: the ongoing progress and performance against the Build Out Plan and milestones, technology issues or process improvements.  If there are extraordinary circumstances with the construction of a Cell Site, the Parties will cooperate in good faith to discuss possible adjustments to the Build Out Plan.   [***]

Exhibit 10.1

15.2

At least every [***] after Commercial Service has been launched at all Cell Sites, or upon reasonable request of either Party, the Parties will meet in person or by teleconference to conduct a maintenance operations review (the “Maintenance Operations Review”).  Topics in such Maintenance Operations Review may include but are not limited to: historical performance of the Ticketing SLAs, technology issues or process improvements.  Additionally, if there are Cell Sites that, because of access or weather issues, cause Vendor to be unable to meet the Ticketing SLAs, the Parties will discuss such issues [***].

16. VENDOR MANAGEMENT TOOLS AND REPORTING.

16.1

Due to the varying needs of Verizon and except as expressly set forth in Section 8.1, the Parties shall establish a mutually agreed upon and defined set of reports or data to be delivered by Vendor to Verizon and Vendor agrees that it shall supply Verizon with those reports or raw data relevant to the work to be performed pursuant to the Build Out Plan.

16.2

Vendor shall maintain a consistent group of personnel to interface with Verizon and will designate a project manager for the work to be performed hereunder (the “Project Manager”). The Project Manager shall: (A) be an employee of Vendor; (B) serve as Verizon’s single point of contact for all matters pertaining to the Build Out Plan; (C) be Vendor’s representative for all purposes hereunder; (D) have authority to act on behalf of Vendor; (E) have a support team; and (F) be responsible for completing reporting for milestones.  The Project Manager and his or her support team may be local or remote depending on the nature and the volume of work. The Project Manager’s duties shall include: (1) ensuring that quality Project Management is provided to Verizon; (2) identification and resolution of all issues preventing successful completion of any Cell Site; and (3) attend reporting meetings, as required by Verizon pursuant to Section 15.

17.REPRESENTATIONS AND WARRANTIES

17.1	Each Party represents and warrants that, as of the Effective Date:
(i)	There are no actions, suits, or proceedings pending or, to its knowledge, threatened which may have an adverse effect on such Party’s ability to fulfill its obligations under this Agreement;
(ii)	Such Party is an entity, duly organized, validly existing, and in good standing under the laws of the state of its origin;
(iii)	Such Party has all requisite corporate power and authority to execute and perform its obligations under this Agreement in accordance with its terms;

(iv) The execution, delivery, and performance of this Agreement has been duly authorized, and no additional corporate authorization or action on the part of said Party is required in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby; and

(v)	This Agreement has been duly and validly executed and delivered by such Party and constitutes a legal, valid, and binding obligation of such Party in accordance with its terms.
17.2	Vendor represents and warrants to Verizon as follows:

Exhibit 10.1

(i) Vendor has the right to provide the Services and all Service rendered by Vendor hereunder will be designed, produced, installed, furnished, and in all respects provided and maintained by Vendor in conformance and compliance with applicable federal, state, and local laws in all material respects;

(ii) Vendor (or one or more of its affiliates) is authorized and able to offer the Services at each Cell Site for the duration of the Term;

(iii)	Upon Location Approval of any Cell Site by Verizon, Vendor will have good and marketable title to all of the deliverables and material incorporated into or related to such Cell Site; and

(iv) Vendor Network shall include all equipment and technology which are required or necessary to permit Verizon to operate a fully functioning wireless communications network utilizing the Cell Sites, and each Cell Site shall include all material, deliverables and other assets and equipment to be fully operational for Commercial Service at Location Approval.

17.3

Vendor warrants that the Services will comply with the performance levels and service standards set forth in this Agreement.  Vendor further warrants that all Services performed under this Agreement will be performed in accordance with industry standards and in a workmanlike manner.

17.4	[***]

18.LEGAL COMPLIANCE

18.1

Vendor represents, warrants and covenants that it and its directors, shareholders, officers and employees shall, and it shall cause its agents and all Subcontractors to, comply at all times with all Applicable Site Requirements, including all Applicable Structural Standards and all FCC and FAA rules and regulations, that pertain to the construction and maintenance of the Cell Sites (collectively, “Legal Compliance”), including, without limitation, (a) all Legal Compliance requirements as to the painting, illumination and monitoring of the structural elements thereon and (b) all of the Legal Compliance requirements set forth below:

(i)	the employment of labor, hours of labor, health and safety, payment of wages, payment of taxes, employment eligibility status and verification (I-9); in this regard, Vendor shall not discriminate against any employee or applicant for employment because of race, color, religion, disability, sex, national origin, age, physical or mental disability, veteran status or other unlawful criterion, and it shall comply with all applicable laws against discrimination;

(ii)	the safeguarding, protection, privacy, security, encryption, unauthorized disclosure, breach notification and disposal of personal or similar information used, maintained, and/or accessed on Verizon’s behalf; and

(iii)	not directly or indirectly making, offering, causing to be made, accepting, requesting, suggesting, directing or otherwise inducing any bribe, payment, loan, commission, hospitality, gift of money, kick-back, inducement or anything

Exhibit 10.1

of value or other advantage (individually or collectively “Bribery”) to any official, employee, agent or instrumentality of any governmental entity, including legislative, administrative or judicial positions, or any public international organization or any other Person to gain any advantage for Verizon or Vendor, or which is in violation of any economic or trade sanctions, in connection with any transaction relating to this Agreement in a violation of any laws relating to Bribery.
18.2

Vendor shall forward to Verizon a written copy of any written notices of violation/apparent liability or forfeitures received from any governmental entity in connection with its regulatory obligations referenced in this Section 18 within five (5) business days of receipt.

19.TERMINATION

19.1

This Agreement may be terminated by either Party or either Party may terminate its obligations hereunder, in each case in whole or in part if the other Party files, or has filed against it, any voluntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts or for any other relief under the United States Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing; or such other Party has filed against it any petition which petition seeks any of the foregoing relief or substantive consolidation of the assets of such other Party with a debtor in bankruptcy or liquidation and which is not dismissed within ninety (90) days after the effective service of same; or the appointment is made of a receiver, custodian or trustee of such other Party or for all or a substantial part of the assets of such other Party.

19.2

In the event of a material default under this Agreement, and subject to a thirty (30) day right to cure, unless otherwise subject to a different cure period expressly set forth in this Agreement, following the expiration of such cure period, the non-defaulting Party shall have the right, at its option, to:

(i)	Suspend its performance or payment obligations with respect to the affected Service for impacted Cell Site(s); and/or
(ii)	Terminate the affected Service(s) with respect to impacted Cell Site(s) without further liability upon providing written notice of such termination to the defaulting Party; and/or
(iii)

Terminate this Agreement with respect to any Cell Site(s) that have not reached Location Approval without further liability upon providing written notice of such termination to the defaulting Party; and/or

(iv)	If the impacted Cell Site(s) represent [***] of all Cell Sites, terminate this Agreement in its entirety without further liability upon providing written notice of such termination to the defaulting Party.
19.3	[***]
19.4	Verizon may, at any time and its sole discretion, terminate Services with respect to any Cell Site(s). In the event Verizon cancels or terminates a Service under this Agreement

Exhibit 10.1

prior to the end of the Initial Service Commitment Period or any Renewal Service Commitment Period (and such termination is not due to Vendor’s default or pursuant to Section 5.7(i)(b) or Section 19.3), Verizon agrees to pay Vendor a termination charge in the amount of [***];provided, that Vendor shall use commercially reasonable efforts to reduce or eliminate costs related to such Cell Site, including by terminating power, backhaul services, maintenance services, and lease agreements for such Cell Site, and the [***]paid by Verizon shall be reduced accordingly, provided further that, if termination fee or other payments are required by a third party in order to reduce or eliminate costs related to such Cell Site, Vendor shall provide notice to Verizon and Verizon, in its sole discretion, may elect to pay such termination fees or other payments.

19.5	The foregoing rights in this Section 19 are in addition to, and not in limitation of, any other remedy Verizon may have at law or equity.

19.6

Prior to the end of the Service Commitment Period (or at the election of Verizon upon any termination of this Agreement by Verizon for material breach by Vendor), the Parties will cooperate in good faith to affect an orderly wind-down of the relationship created under this Agreement over an agreed upon period, not to exceed [***]months. All Services and payments of fees shall continue during the wind down period in accordance with the terms of this Agreement.

19.7

Upon (i) expiration of the Service Commitment Period for the last Cell Site to launch Commercial Service, (ii) material breach of the Ticketing SLAs, (iii) any termination of this Agreement with respect to a subset of Cell Sites pursuant to Section 19.2, or (iv) any termination of this Agreement other than material breach by Verizon, Verizon shall have the option to purchase all of the Vendor Provided Equipment (or, in the case of (iii), the Vendor Provided Equipment located or used to provide Services to the applicable subset of Cell Sites) for the lesser of the [***], provided that in the case of (i), Verizon shall use commercially reasonable efforts to notify Vendor that Verizon intends to exercise such purchase option in advance of the expiration such Service Commitment Period in order to allow the Parties to negotiate and complete such purchase by the time of such Service Commitment Period expiration, provided further that Verizon’s failure to provide advance notice shall in no way limit or impact Verizon’s right to exercise such purchase option. In addition to selling such assets to Verizon, Vendor shall take the following actions to accommodate the continued operation of the purchased assets: (i) provide to Verizon tower leases on Vendor-owned towers; (ii) provide to Verizon building leases on Vendor-owned properties; (iii) use reasonable efforts to provide to Verizon tower, land and building subleases or assignment of leases on leased properties; and (iv) identify any other assets used by Vendor to serve Verizon and ensure that Verizon will maintain the right to use such asset as necessary for Verizon to maintain continuity of service; in each case at [***]. In addition, if Vendor provides any other services to the Cell Sites following Verizon’s acquisition of the Vendor Provided Equipment (including, without limitation, backhaul, power, maintenance, etc.) Vendor shall provide such services at [***]. Verizon and Vendor will also enter into a Master License Agreement and Site License Agreements for each Cell Site owned by Vendor. If the Parties are unable to agree on [***] for any purpose

Exhibit 10.1

of this Section, then such value or rates shall be determined by an independent appraiser selected by Verizon and reasonably acceptable to Vendor.

20.INTELLECTUAL PROPERTY INFRINGEMENT

20.1

Vendor shall indemnify, defend and hold harmless Verizon, its parents, subsidiaries and affiliates, and its and their respective directors, officers, partners, employees, agents, successors and assigns from all claims, suits, demands, damages, liabilities, expenses (including, but not limited to, reasonable fees and disbursements of counsel and court costs), judgments, settlements and penalties of every kind (“IP Claim”) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, copyright, trade secret or any actual or alleged violation of any other intellectual property or proprietary rights arising from the Services. Provided, however, Verizon and its third-party users shall be solely responsible for its use of the Services and its content transmitted, either directly or indirectly, over the Service.

20.2	The procedures set forth in Section 21 shall apply in the case of any claims of infringement, misappropriation or violation of intellectual property rights for which indemnification will be sought.
20.3	Without limitation of Sections 20.1 and 20.2, if the sale or use of any Service becomes subject to an IP Claim, Vendor shall, at Verizon' option and Vendor's expense:
(i)	Procure for Verizon the right to use the Service;
(ii)	Replace the Service with equivalent, non-infringing Service;
(iii)	Modify the Service so it becomes non-infringing; or
(iv)	Suspend or terminate the Service.

21.INDEMNIFICATION AND LIMITATION OF LIABILITY

21.1

Each party (the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other party, its parents, subsidiaries and affiliates, and its and their respective directors, officers, partners, employees, agents, successors and assigns (“Indemnified Parties”) from any claims, demands, lawsuits, damages, liabilities, expenses (including, but not limited to, reasonable fees and disbursements of counsel and court costs) judgments, settlements and penalties of every kind (“Claims”), that may be made: (a) by anyone for injuries (including death) to persons or damage to property, including theft, resulting in whole or in part from the acts or omissions of the Indemnifying Party or those persons furnished by the Indemnifying Party, including its subcontractors (if any); (b) by persons furnished by the Indemnifying Party and its subcontractors (if any) under Worker's Compensation or similar acts; (c) by anyone in connection with or based upon services provided by Vendor and its subcontractors (if any), or contemplated by this Agreement; and (d) by anyone in connection with or based upon a violation of applicable federal, state or local laws or otherwise arising out of or in connection with the performance by the Indemnifying Party contemplated by this Agreement.

21.2	The foregoing indemnification shall apply whether the Claim arises or is alleged to arise out of the sole acts or omissions of the Indemnifying Party (and/or in the case of

Exhibit 10.1

Vendor being the Indemnifying Party, any subcontractor of Vendor) or out of the concurrent acts or omissions of the Indemnifying Party (and/or in the case of Vendor being the Indemnifying Party, any subcontractor of Vendor) and any Indemnified Parties.  In the event of any Claim arising out of any acts or omissions of the Indemnified Party and the Indemnifying Party, the Indemnified Party and the Indemnifying Party shall attribute the responsibility for such Claims and contribute such amounts in proportion to such Party’s liability for such Claim as part of its obligations under Section 21.1.The Indemnified Party will provide the Indemnifying Party with prompt, written notice of any written Claim covered by this indemnification and will cooperate appropriately with the Indemnifying Party in connection with the Indemnifying Party’s evaluation of such Claim.  The Indemnifying Party shall defend any Indemnified Party, at the Indemnified Party’s request, against any Claim.  Promptly after receipt of such request, the Indemnifying Party shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall not settle or compromise any such Claim or consent to the entry of any judgment without the prior written consent of each Indemnified Party and without an unconditional release of all claims by each claimant or plaintiff in favor of each Indemnified Party.

21.3

EXCEPT FOR BREACH OF THE PROVISIONS OF EXHIBIT C, IN NO EVENT SHALL  EITHER PARTY BE LIABLE TO THE OTHER PARTY, ITS EMPLOYEES, SUBCONTRACTORS, AND/OR AGENTS, OR ANY THIRD PARTY, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE DAMAGES, OR LOST PROFITS FOR ANY CLAIM OR DEMAND OF ANY NATURE OR KIND, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF.EACH PARTY’S LIABILITY UNDER THIS AGREEMENT, OTHER THAN AS SET FORTH IN THE PRECEDING SENTENCE OR WITH RESPECT TO PAYMENT OF ANY FEES HEREUNDER, SHALL IN NO EVENT EXCEED [***].

22.CONFIDENTIAL INFORMATION

The nondisclosure provisions set forth as Exhibit C shall apply to this Agreement.

23.TRADEMARKS AND TRADE NAMES

Except as specifically set out in this Agreement, nothing in this Agreement shall grant, suggest, or imply any authority for one Party to use the name, trademarks, service marks, or trade names of the other for any purpose whatsoever.

24.PUBLICITY AND DISCLOSURE

Vendor agrees not to provide copies of this Agreement, or otherwise disclose the terms of this Agreement, to any third party without the prior written consent of Verizon; provided, however, that either Party may, without obtaining consent of the other, provide copies or make disclosures in compliance with Exhibit C hereto or for the purpose of obtaining third party financing and to any regulatory or judicial body requesting such information.  Vendor will provide public relations and/or management interfaces for consultation with Verizon during any planned or unplanned Service Outage in order to respond to press inquiries. Both Parties agree to submit to the other, for

Exhibit 10.1

written approval, all advertising, sales promotion, press releases, and other publicity matters relating to the product furnished and/or the Service performed pursuant to this Agreement, when the other Party’s name or mark or the name or mark of any of its partners or Affiliates is mentioned or language from which the connection of said name or mark may be inferred or implied.  Such requests shall be sent to:

If to Verizon:

Vice President -- Corporate Communications
Verizon

One Verizon Way

Basking Ridge, NJ 07920

WITH A COPY TO: [***]

If to Vendor:

Commnet Wireless, LLC
1562 N. Park Street

Castle Rock, CO 80109

Attention: Chief Executive Officer

With a copy to: General Counsel - [***]

25.COMPLIANCE WITH LAWS

Vendor shall comply with all applicable federal, state, and local laws, government regulations and orders, including, without limitation, laws, government regulations, and orders with respect to employment.  In addition, Vendor shall not discriminate against any employee or applicant for employment because of race, color, religion, disability, sex, national origin, age, physical or mental disability, veteran status, or any other unlawful criterion, and it shall comply with all applicable laws against discrimination and all applicable rules, regulations, and orders issued thereunder or in implementation thereof. Verizon is a federal contractor.  As a result, but only if applicable, the Equal Opportunity Clauses set forth in 41 C.F.R. §§ 60-1.4(a) and the employee notice found at 29 C.F.R. Part 471, Appendix A to Subpart A are incorporated by reference herein. Finally, but also only if applicable, Vendor shall abide by the requirements of 41 CFR §§ 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals on the basis of protected veteran status or disability and require affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans and individuals with disabilities.

26.	FORCE MAJEURE

Neither Party shall be responsible for any delay or failure in performance of any part of this Agreement to the extent that such delay (other than a delay in monetary payments) is caused by reason of acts of God, wars, revolution, civil commotion, acts of public enemy, embargo, acts of government in its sovereign capacity, labor difficulties, including, without limitation, strikes, slowdowns, picketing or boycotts, severe weather events, or any other circumstances beyond the reasonable control

Exhibit 10.1

(including loss of power) and not involving any fault or negligence of the Delayed Party ("Force Majeure").  Further, Vendor shall not be responsible for any delay or failure in Vendor’s performance or obligations with respect to any Cell Site past any scheduled Completion Date that is caused by any of the following events (such event, an “Excusable Delay”): a Change Order that extends a Completion Date with respect to such Cell Site provided Vendor notified Verizon of such extension when reviewing and responding to such Change Order.

If any Force Majeure or Excusable Delay occurs, the Party delayed or unable to perform (“Delayed Party”), upon giving prompt notice to the other Party, shall be excused from such performance on a day-to-day basis during the continuance of such Force Majeure or Excusable Delay (and the other Party shall likewise be excused from performance of its obligations on a day-to-day basis during the same period), provided, however, that the Party so affected shall use its commercially reasonable efforts to avoid or remove such Force Majeure, and both Parties shall proceed immediately with the performance of their obligations under this Agreement whenever such causes are removed or cease, provided, further, that if a temporary solution is available, Vendor agrees to work in good faith with Verizon to enable such temporary solution.  Notwithstanding the foregoing, after Commercial Service is launched at any Cell Site(s) (i) if a Force Majeure continues for [***] (a) Verizon may terminate any portion or all of the affected Services without further liability, or (b) Vendor may terminate any portion or all of the affected Services provided that Vendor shall reimburse Verizon for the aggregate amount paid by Verizon as Deployment Incentives for the impacted Cell Site(s) and Verizon shall have no further liability with respect such Cell Site(s), and (ii) in the event any Force Majeure results in a [***], Verizon shall be excused from any Monthly Recurring Cost payments for the Services being provided to the impacted Cell Site(s) on a pro rata basis for the duration of such [***]. [***]

27.PLANT AND WORK RULES AND RIGHT OF ACCESS

27.1

Anyone acting on behalf of one Party, while on the premises of the other, shall comply with all plant rules, regulations and premises owner's standards for security, including (when required by U.S. government regulations) submission of satisfactory clearance from U.S. Department of Defense and other federal authorities concerned.

27.2	Each Party shall permit reasonable access during normal working hours to its facilities in connection with the Services. Reasonable prior notice shall be given when access is required.
27.3

If Vendor is given access, whether on-site or through remote facilities, to any Verizon computer or electronic data storage system in order for Vendor to accomplish the Services called for in this Agreement, Vendor shall limit such access and use solely to perform Services within the scope of this Agreement and shall not access or attempt to access any computer system, electronic file, software or other electronic services other than those specifically required to accomplish the work required under this Agreement.  Vendor shall limit such access to those of its employees who are qualified and required, subject to Verizon requiring written authorization, to have such access in connection with this Agreement, and shall strictly follow all Verizon' security rules and procedures for use of Verizon's electronic resources.  All user identification

Exhibit 10.1

numbers and passwords disclosed to Vendor and any information obtained by Vendor as a result of Vendor’s access to and use of Verizon's computer and electronic data storage systems shall be deemed to be, and shall be treated as, Verizon Confidential Information under applicable provisions of this Agreement.  Verizon reserves the right to monitor such actions by Vendor, and Vendor agrees to cooperate with Verizon in the investigation of any apparent unauthorized access by Vendor to Verizon's computer or electronic data storage systems or unauthorized release of Confidential Information by Vendor.

28.PERMITS

Unless otherwise specifically provided for in this Agreement, Vendor shall obtain and keep in full force and effect, at its expense, any permits, licenses, consents, approvals, and authorizations (“Permits”) necessary for the performance and completion of Services.  If requested, Vendor must submit to Verizon evidence of any Permits required for Vendor to perform Services.

29.INSURANCE

29.1	Vendor shall maintain, during the term and each renewal or extension of this Agreement, at its own expense, the following insurance:
(i)	Worker’s Compensation in compliance with the statutory requirements of the state(s) of operation and Employer’s liability insurance with limits of at least $[***] each accident/disease/policy limit;

(iii)      Commercial general liability insurance with limits of $[***] per occurrence for bodily injury and property damage and $[***] general aggregate including products liability insurance and coverage for independent contractors:

(iv)

If the use of automobiles is required, commercial automobile liability insurance, each with limits of at least $[***] for combined single limit each accident for bodily injury, including death, and/or property damage covering all owned, non-owed ad hired vehicles;

(v)      Professional Liability (Errors and Omissions) with limits of not less than $[***] per claim and aggregate; and

(vi)      Excess liability insurance with a limits of $[***] per occurrence and aggregate.

29.2

The insuring carriers shall be rated at least A-: VII or better by AM Best and the form of the insurance policies shall be subject to approval by Verizon.  The commercial general liability insurance shall be primary and non-contributory with any insurance or program of self-insurance that may be maintained by Verizon, and all insurance shall include a waiver of subrogation in favor of Verizon.  Verizon shall be named as an additional insured on the general and automobile liability insurance policies. Vendor shall furnish to Verizon certificates of insurance evidencing the coverage required herein within ten (10) days of the execution of this Agreement and with each renewal.  The insurer or the insured’s representative shall provide at least thirty (30) days prior written notice of policy cancellation to Verizon.  The fulfillment of the obligations hereunder in no way modifies Vendor’s obligations to indemnify Verizon.

Exhibit 10.1

29.3

Vendor shall also require its subcontractors, if any, who may enter upon Verizon’ premises to maintain insurance policies with the same coverage and limits as those listed in Sections 29.1(i), 29.1(ii) and 29.1(iii) above, and to agree to furnish Verizon, if requested, certificates or adequate proof of such insurance.  The insurer or the insured’s representative shall provide at least ten (10) days prior written notice of policy cancellation to Verizon.

30.RELATIONSHIP OF PARTIES

In providing any Services under this Agreement, Vendor is acting solely as an independent contractor and not as an agent of any other Party.  Persons furnished by Vendor shall be solely the employees or agents of Vendor and shall be under the sole and exclusive direction and control of such Party.  They shall not be considered employees of Verizon for any purpose.  Vendor shall be responsible for compliance with all laws, rules and regulations involving its respective employees or agents, including (but not limited to) employment of labor, hours of labor, health and safety, working conditions and payment of wages.  Vendor shall also be responsible, respectively, for payment of taxes, including federal, state, and municipal taxes, chargeable or assessed with respect to its employees or agents, such as social security, unemployment, worker's compensation, disability insurance and federal and state income tax withholding.  Neither Party undertakes by this Agreement or otherwise to perform or discharge any liability or obligation of the other Party, whether regulatory or contractual, or to assume any responsibility whatsoever for the conduct of the business or operations of the other Party.  Nothing contained in this Agreement is intended to give rise to a partnership or joint venture between the Parties or to impose upon the Parties any of the duties or responsibilities of partners or joint venturers.

31.NOTICES

Except as otherwise expressly set forth in this Agreement, notices concerning this Agreement shall be in writing and shall be given or made by means of electronic transmission, certified or registered mail, express mail or other overnight delivery service, or hand delivery, proper postage or other charges paid and addressed or directed to the respective Parties as follows.  A notice that is sent by electronic transmission shall also be sent by one of the other means set out by this Section 31:

To Vendor:	Commnet Wireless, LLC 1562 N. Park Street

Castle Rock, CO 80109
Attention: Carrier Managed Services

Email: [***]

With a copy to:

Commnet Wireless, LLC
1562 N. Park Street

Castle Rock, CO 80109
Attention: General Counsel

Exhibit 10.1

Email: [***]

To Verizon:	Verizon One Verizon Way

Basking Ridge, NJ 07920

Attention: [***]

Email: [***]

With a copy to:	Verizon One Verizon Way

Basking Ridge, NJ 07920

Attention: [***]

Email: [***]

Notices for change in Vendor’s legal entity name, assignment requests, or change in mailing address must be given by either Party by mailing to the other Party within thirty (30) days of such change; provided that either Party may, from time to time, update the notice address in Section 5.7  via electronic transmission, provided updates from Verizon shall be from [***] to Vendor and such updates shall not require amendment to this Agreement.

32.NONWAIVER

Either Party's failure to enforce any of the provisions of this Agreement or any Service Order, or to exercise any option, shall not be construed as a waiver of such provisions, rights, or options, or affect the validity of this Agreement or any Service Order.

33.SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable, then such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement.  The entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of Vendor and Verizon shall be construed and enforced accordingly.

34.SECTION HEADINGS

The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

35.SURVIVAL OF OBLIGATIONS

The respective obligations of the Parties under this Agreement that by their nature would continue beyond the termination, cancellation, or expiration, shall survive any termination, cancellation, or expiration, including, but not limited to, obligations to indemnify, insure, and maintain confidentiality.

36.CHOICE OF LAW AND JURISDICTION

The construction, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard

Exhibit 10.1

to any conflicts of law principles that would require the application of the laws of any other jurisdiction and subject to the exclusive jurisdiction of its federal or state courts in New York. Any suit brought by either Party against the other Party for claims arising out of this Agreement shall be brought in the Supreme Court of the State of New York, New York County, and/or, if applicable, the United States District Court for the Southern District of New York.  The application of the UN Convention on Contracts for the international Sale of Goods is specifically excluded from this Agreement.

37.ASSIGNMENT

The rights, obligations, and other interests of Vendor shall not be assigned by Vendor, in whole or in part, without the prior written consent of Verizon and any purported assignment of same shall be void.  Such consent by Verizon will not be unreasonably withheld. Notwithstanding the forgoing, Vendor may assign all of part of this Agreement to an Affiliate in the United States, with written notice to Verizon, without obtaining Verizon’s consent. A direct or indirect change of control of Vendor shall be deemed an assignment pursuant to this Section 37.

If Verizon sells, exchanges, or otherwise disposes of all or a portion of the assets of, or Verizon’s interest in, any business unit or entity to which Service is provided, then Verizon shall have the right to assign to such third party all applicable licenses, warranties, maintenance schedules, and rights granted under this Agreement with respect to such Service, provided that the third party agrees in writing to be bound by all obligations of Verizon to Vendor that pertain to the Service and that Verizon will remain liable for the payment of Monthly Recurring Costs for the duration of the then current Service Commitment Period in accordance with the terms of the Agreement.

38.SUBCONTRACTING

Vendor may subcontract for testing, maintenance, repair, restoration, relocation, or other operational and technical services it is obligated to provide hereunder or may have the underlying facility owner or its contractor perform such obligations, but Vendor in any event shall remain fully and directly liable to Verizon for the performance of such Services and obligations.  Notwithstanding the foregoing, Vendor shall remove, at Verizon’s request, any subcontractor furnished by Vendor who, in Verizon’s opinion, is incapable, uncooperative, or otherwise unacceptable in the execution of the Services to be provided under this Agreement.  Vendor accepts full responsibility for the acts and omissions of subcontractors to the same extent Vendor is responsible for the acts and omissions of persons directly employed by Vendor.  Furthermore, Vendor shall bind its subcontractors, if any, to ensure that such subcontractors agree to comply with all applicable federal, state, and local laws, government regulations, and orders, including, without limitation, laws, government regulations, and orders with respect to employment.  In addition, such subcontractors shall agree not to discriminate against any employee or applicant for employment because of race, color, religion, disability, sex, national origin, age, physical or mental disability, veteran status, or any other unlawful criterion, and such subcontractors shall agree to comply with all applicable laws against discrimination and all applicable rules, regulations, and orders issued thereunder or in implementation thereof.  Verizon is a federal contractor.  As a result, but only if applicable, the Equal Opportunity Clauses set forth in 41 C.F.R. §§ 60-1.4(a)

Exhibit 10.1

and the employee notice found at 29 C.F.R. Part 471, Appendix A to Subpart A shall be incorporated by reference in the relevant subcontract. Finally, but also only if applicable, Vendor shall bind its subcontractors to abide by the requirements of 41 CFR §§ 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals on the basis of protected veteran status or disability and require affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans and individuals with disabilities.

39.FOREIGN-BASED SERVICES

Vendor represents, warrants, and covenants that no service performed by Vendor pursuant to this Agreement shall be provided, directed, controlled, supervised, or managed, and no data relating to any such service shall be stored, at, in, or through a site located outside of the United States or the Navajo Nation or any other tribal government.

40.DIVERSITY REQUIREMENTS

If Vendor is itself a Certified Minority, Woman, Veteran, Lesbian, Gay, Bi-sexual, Transgender, or Disability Owned and Controlled Business Enterprise (“Diverse Vendor”), as defined in the Diversity Requirements for Vendors set forth at http://www.verizon.com/Vendors (or successor website) which are incorporated herein by reference, as the same may be updated from time to time, Vendor shall retain its Diverse Vendor certification through the Term of this Agreement.  If there is a change in Vendor’s certification status, Vendor shall notify Verizon, in writing, within thirty (30) days of after the date of such change.

If Vendor is not itself a Diverse Vendor, then Vendor agrees to each year:

(a)

engage the services of one or more Diverse Vendors, in an amount equivalent to at least [***] of the aggregate amount of all contractual payments to be made by Verizon to Vendor during such year pursuant to this Agreement, with the amount of such contractual payments being derived by averaging the total payments to be made by Verizon by the total number of months in the Term and multiplying the result of that calculation by 12 (in order to derive an average yearly spend amount and to mitigate the impact of any large upfront or other one-time payments); and

(b)	comply with the Diversity Requirements set forth at http://www.verizon.com/suppliers (or successor website).
(c)

Vendor may satisfy the Diverse Vendor Percent Commitment by Direct Tier 2 Diverse Spend, Allocated Indirect Tier 2 Diverse Spend or any combination.  Direct Tier 2 Diverse Spend is spend with Diverse Vendor(s) in fulfillment of this Agreement. Allocated Indirect Tier 2 Diverse Spend is the allocation of Vendor’s spend with Diverse Vendors based on the percentage of Vendor’s revenue derived from Verizon.  For example, if Vendor’s total spend with Diverse Vendors is $5,000,000 and 10% of Vendor’s revenue is derived from Verizon, then the Allocated Indirect Spend would be $500,000.

Exhibit 10.1

41.BACKGROUND CHECKS

For each of the individuals that Vendor wishes to assign to perform Services for Verizon, Vendor shall certify to Verizon that it has conducted (or caused to be conducted) a background check as described at in the Background Check Requirements set forth at http://www.verizon.com/suppliers (or successor website) and incorporated herein by this reference, as the same may be updated from time to time.

42.VENDOR CODE OF CONDUCT

Vendor agrees to comply with Verizon’s Vendor Code of Conduct located at http://www22.verizon.com/ethics and incorporated herein by this reference as the same may be updated from time to time.

43.PRIVACY AND DATA SECURITY

43.1

Vendor must include in its information security program a plan for security incident management and response in the event of an actual or suspected (i) security compromise with respect to Verizon Confidential Information or any operations providing services to Verizon, (ii) other loss or misuse of Verizon Confidential Information, or (iii) malware posing a significant threat to Verizon Confidential Information or any operations providing services to Verizon (collectively “Security Incident”).

43.2

 Vendor security incident management and response plan must have documented formal procedures that comply with Industry Standards and applicable laws addressing investigation and response to Security Incidents, including, without limitation, government mandated notifications in the event of privacy breaches.

43.3

Vendor must use Industry Standard methods to prevent interception of, or improper access to (i) voice, email, voicemail, and data communications, including collaboration and conferencing sessions, pertaining to Verizon Confidential Information, and (ii) Verizon operations or communications with Verizon.

43.4

Vendor must implement network security controls for networks that will access or transmit Verizon Confidential Information, access Verizon Systems, or otherwise be used in the performance of services under an Agreement.

43.5

To the extent Vendor Staff are provided access to Verizon Confidential Information or Verizon Systems, Vendor must notify such Vendor Staff of their obligations with respect to such information and information resources and conditions of such access.   Unless precluded by local law, Vendor must affirmatively communicate to Vendor Staff (and where required by law or contract obtain consent from such Vendor Staff) that they are not entitled to privacy protection if they access or use such Verizon information resources, and that access to and use of Verizon Confidential Information or Verizon information resources may be monitored.

44.DOCUMENT PRECEDENCE

Except for Section 7 (Taxes) of this Agreement, which shall take precedence in all matters relating to taxes, in the event of a conflict between the provisions of this

Exhibit 10.1

Agreement and those of any exhibit hereto or any Service Order, the provisions of the Service Order will take precedence, then the provisions of Build Out Plan and any other exhibit to this Agreement, and finally the provisions of this Agreement.  For the avoidance of doubt, to the extent a Service Order includes terms and conditions that differ from the terms and conditions of this Agreement and/or the exhibits hereto in regard to an aspect of the Service Order in which the Parties are expressly permitted by this Agreement to deviate from the order of document precedence set forth in this Section 44, such difference shall not be deemed a “conflict” for purposes of this Section 44.

45.SPECIFIC PERFORMANCE

Each of the Parties agrees that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the other Party would not have an adequate remedy at law.  Accordingly, each Party hereto agrees that the non-breaching Party shall be entitled to an injunction, temporary restraining order or other equitable relief in order to enforce or prevent any breaches or other violations (whether anticipatory, continuing or future) of the provisions of this Agreement.  Each Party hereto agrees that the other Party is not required to post a bond in order for the other Party to secure an injunction.  The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise.

46.ENTIRE AGREEMENT

This Agreement together with its exhibits and schedules constitutes the entire agreement between the Parties and cancels all contemporaneous or prior agreements, whether written or oral, with respect to the subject matter of this Agreement.  No modifications shall be made to this Agreement unless in writing and signed by authorized representatives of the Parties.

[Signature page follows]

Exhibit 10.1

47.SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives.

CELLCO PARTNERSHIP d/b/a Verizon WIRELESS	COMMNET WIRELESS, LLC
_/s/ Lynn Cox_______________________ (Signature of Officer)	_/s/ Kim Rivera_______________________ (Signature of Officer)
_Lynn Cox_________________________ (Printed Name of Officer)	_Kim Rivera_____________________ (Printed Name of Officer)
_Senior Vice President & Chief Engineer_ (Title)	_Chief Financial Officer________________ (Title)
___May 10, 2023__________________ (Date)	__May 10, 2023______________________ (Date)